FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Kodiak Energy, Inc. (the “Company”)
Suite 460, 734 7th Ave SW
Calgary, Alberta  T2P 3P8

Item 2.	Date of Material Change

May 27, 2008

Item 3.	News Release

A press release was disseminated on May 27, 2008.

Item 4.	Summary of Material Change

On May 14, 2008, the Company obtained an engineering report prepared by Chapman Petroleum Engineering Ltd. (“Chapman”) entitled “Evaluation of Prospective Resources – May 1, 2008, Exploration Licence 413, Little Chicago, Grandview Hills Area, Northwest Territories, prepared for Kodiak Energy, Inc.,” (the “Chapman Report”).  The oil and gas disclosure contained in the Chapman Report was not included in Corporation’s 51-101F1 that was filed on the System for Electronic Document Analysis and Retrieval (SEDAR) for its year ended December 31, 2007.

If the Company had obtained the Chapman Report before the effective date of the Form 51-101F1 for the December 31, 2007 year-end then the information contained in such form would have changed.  Such form would not have changed with respect to the Petroleum and Natural Gas Reserves therein, but the properties evaluated in the Chapman Report would have added significant “prospective resources” for the Corporation.

Item 5.	Full Description of Material Change

On May 14, 2008, the Company obtained an engineering report prepared by Chapman Petroleum Engineering Ltd. (“Chapman”) entitled “Evaluation of Prospective Resources – May 1, 2008, Exploration Licence 413, Little Chicago, Grandview Hills Area, Northwest Territories,, Lucy Area, British Columbia, prepared for Kodiak Energy, Inc.” (the “Chapman Report”).  The oil and gas disclosure contained in the Chapman Report was not included in Corporation’s 51-101F1 that was filed on the System for Electronic Document Analysis and Retrieval (SEDAR) for its year ended December 31, 2007.

If the Company had obtained the Chapman Report before the effective date of the Form 51-101F1 for the December 31, 2007 year-end then the information contained in such form would have changed.  Such form would not have changed with respect to the Petroleum and Natural Gas Reserves therein, but the properties evaluated in the Chapman Report would have added significant “prospective resources” for the Corporation.

The following are excerpts present Prospect Synopses for the two prospects referred to in the Chapman Report:

DEVONIAN BEAR ROCK PROSPECT, EL 413, LITTLE CHICAGO,
GRANDVIEW HILLS, NWT

This Prospect Synopsis contains the information required to be disclosed under NI 51-101, Sec. 5.9. More details regarding the prospects are presented in the Report Discussion which follows.

a)
The Company currently owns a 56.25 percent working interest and is acquiring additional interests to a total of an 80 percent working interest in the Little Chicago Block comprised of 198,873 gross acres.  The 80 percent interest has been evaluated.

b)	The Company’s lands are located adjacent to the MacKenzie River in the Northwest Territories of Canada, northwest of Fort Good Hope in the Lower MacKenzie River Basin.

c)	The product expected from the reservoir is light and medium oil. Solution gas has not been considered in this evaluation.

d)
We have estimated a probability of success of 14.0 percent for the arithmetic average of the three cases considered.  Our risk analysis indicates that less than a 1.0 percent Probability of Success (POS) is required for this prospect to earn a 15 percent rate of return.  The main risk to this play is the possibility of encountering either poor or no development of reservoir quality facies in the Bear Rock formation.

e)
The economic and risk analysis, including significant positive and negative factors, are presented on the Discussion of the report.  A summary of the “after risk” values for the Company’s interest positions follows:

Company Net Value (80% WI) Thousand $CDN

Undiscounted	703,400
Discounted @ 5%/year	449,400
Discounted @ 10%/year	301,500
Discounted @ 15%/year	210,300
Discounted @ 20%/year	151,100

f)
The values have been prepared by Chapman Petroleum Engineering Ltd., which is independent of the Company.  The evaluation had been prepared by persons who are qualified reserves evaluators and auditors.

BASAL CAMBRIAN SAND/TOP PRECAMBRIAN PROSPECT, EL 413, LITTLE CHICAGO, GRANDVIEW HILLS, NWT

This Prospect Synopsis contains the information required to be disclosed under NI 51-101, Sec. 5.9. More details regarding the prospects are presented in the Report Discussion which follows.

a)
The Company currently owns a 56.25 percent working interest and is acquiring additional interests to a total of an 80 percent working interest in the Little Chicago Block comprised of 198,873 gross acres.  The 80 percent interest had been evaluated.

b)	The Company’s lands are located adjacent to the MacKenzie River in the Northwest Territories of Canada, northwest of Fort Good Hope in the Lower MacKenzie River Basin.

c)	The product expected from the reservoir is light and medium oil. Solution gas has not been considered in this evaluation.

d)
We have estimated a probability of success of 11.0 percent for the arithmetic average of the three cases considered.  Our risk analysis indicated that a 2.6 percent Probability Of Success (POS) is required for this prospect to earn a 15 percent rate of return.  The main risk to this play includes the possibility of encountering either poor or no development of reservoir quality facies in the Basal Cambrian Sand or that the trap is not sealed.

e)
The economic and risk analyses, including significant positive and negative factors, are presented in the Discussion of the report.  A summary of the “after risk” values for the Company’s interest position follows:

Company Net Value (80% WI) Thousand $CDN

Undiscounted	112,100
Discounted @ 5%/year	75,100
Discounted @ 10%/year	50,900
Discounted @ 15%/year	34,600
Discounted @ 20%/year	23,200

f)
The values have been prepared by Chapman Petroleum Engineering Ltd., which is independent of the Company.  The evaluation has been prepared by persons who are qualified reserves evaluators and auditors.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.  The Chapman Report is also available on Kodiak’s website.

Item 6.	Reliance on Section 7.1(2) or (3) of National Instrument 51-102

Not Applicable.

Item 7.	Omitted Information

Not Applicable.

Item 8.	Executive Officer

For further information, please contact William S. (Bill) Tighe, CEO & President or William E. (Bill) Brimacombe, CFO at (403) 262-8044 or by fax at (403) 513-2670.

Item 9.	Date of Report

Dated at Calgary, Alberta, this 27th day of May, 2008